Exhibit 3.293

State of Rhode Island and Providence Plantations Department of State | Office of the Secretary of State Nellie M. Gorbea, Secretary of State

Date: October 23, 2015

VITA NOVA, LLC.

(3 Pages)

A TRUE COPY WITNESSED UNDER THE SEAL OF THE STATE OF

RHODE ISLAND AND PROVIDENCE PLANTATIONS

Secretary of State

By

RI SOS Filing Number: 200837518190 Date: 11/06/2008 10:02 AM
Filing Fee: $150.00 ID Number:
STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
Office of the Secretary of State Corporations Division 148 W. River Street Providence, Rhode Island 02904-2615
FILED NOV 06 2008 By AMP 10:02
n2484
LIMITED LIABILITY COMPANY
ARTICLES OF ORGANIZATION
Pursuant to the provisions of Chapter 7-16 of the General Laws of Rhode Island, 1956, as amended, the following Articles of Organization are adopted for the limited liability company to be organized hereby:
1. The name of the limited liability company is:
VITA NOVA, LLC.
2. The address of the limited liability company’s resident agent in Rhode Island is:
681 Smith Street Providence , RI 02908
(Street Address, not P.O. Box) (City/Town) (Zip Code)
and the name of the resident agent at such address is
Stephen C. Mackie, Esq.
(Name of Agent)
3. Under the terms of these Articles of Organization and any written operating agreement made or intended to be made, the limited liability company is intended to be treated for purposes of federal income taxation as:
(Check one box only)
a partnership or a corporation or disregarded as an entity separate from its member
4. The address of the principal office of the limited liability company if it is determined at the time of organization:
Not determined
(If not determined, so state)
5. The limited liability company has the purpose of engaging in any lawful business, and shall have perpetual existence until dissolved or terminated in accordance with Chapter 7-16, unless a more limited purpose or duration is set forth in paragraph 6 of these Articles of Organization.
Form No. 400 Revised: 09/06
2008 OCT 20 AM 10:02

6. Additional provisions, if any, not inconsistent with law, which the members elect to have set forth in these Articles of Organization, including, but not limited to, any limitation of the purposes or duration for which the limited liability company is formed, and any other provision which may be included in an operating agreement:
7. Management of the Limited Liability Company:
A. The limited liability company is to be managed by its members. (If you have checked this box, go to item no. 8.)
or
B. The limited liability company is to be managed by one (1) or more managers. (If the limited liability company has managers at the time of the filing of these Articles of Organization, state the name and address of each manager.)
Manager Address
8. The date these Articles of Organization are to become effective, if later than the date of filing, is: Upon filing
(not prior to, nor more than 30 days after, the filing of these Articles of Organization)
Name and Address of Authorized Person:
Stephen C. Mackie, Esq.
681 Smith Street
Providence, RI 02908
Under penalty of perjury, I declare and affirm that I have examined these Articles of Organization, including any accompanying attachments, and that all statements contained herein are true and correct.
Date: 10 16 08
Signature of Authorized Person

RI SOS Filing Number: 200837518190 Date: 11/06/2008 10:02 AM

State of Rhode Island and Providence Plantations A. Ralph Mollis Secretary of State

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

I, A. RALPH MOLLIS, Secretary of State of the State of Rhode Island

and Providence Plantations, hereby certify that this document, duly executed in accordance with the provisions of Title 7 of the General Laws of Rhode Island, as amended, has been filed in this office on this day:

November 06, 2008 10:02 AM

/s/ A. RALPH MOLLIS

A. RALPH MOLLIS

Secretary of State

            27599-13-289148